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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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                                                         NINE  MONTHS ENDED          THREE MONTHS ENDED
                                                           SEPTEMBER 30,                SEPTEMBER 30,
                                                         ------------------           ------------------
                                                          1999        1998             1999        1998
                                                       ----------  ----------       ----------  ----------

Weighted  average common shares outstanding             1,233,823   1,261,241        1,231,241   1,261,241
Weighted average equivalent shares                      ---------  ----------        ---------   ---------
                                                        ---------  ----------        ---------   ---------
Weighted average common and common stock
   equivalent shares outstanding                        1,233,823   1,261,241        1,231,241   1,261,241
                                                       ==========  ==========       ==========  ==========
Net income                                             $1,339,326  $1,057,293       $  443,255  $  366,598
                                                       ==========  ==========       ==========  ==========
Earnings per share:
     Basic                                             $     1.09  $     0.84       $     0.36  $     0.29
                                                       ==========  ==========       ==========  ==========
     Diluted                                           $     1.09  $     0.84       $     0.36  $     0.29
                                                       ==========  ==========       ==========  ==========
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